                                                                   EXHIBIT 10.AP


                                                                  EXECUTION COPY

                   FORBEARANCE, LOCK-UP AND VOTING AGREEMENT
                   -----------------------------------------


     This FORBEARANCE, LOCK-UP AND VOTING AGREEMENT (this "Agreement") is made and entered into as of March 31, 1999 by and among Zenith Electronics Corporation, a Delaware corporation ("Zenith" or the "Company"), LG Electronics Inc., a corporation existing under the laws of the Republic of Korea ("LGE"), Loomis, Sayles & Company, L.P., a Delaware limited partnership ("Loomis"), Mariner Investment Group, a Delaware limited liability partnership ("Mariner") and Caspian Capital Partners, L.L.P., a Delaware limited liability partnership ("Caspian"; and together with Loomis and Mariner, collectively the "Consenting Holders"). Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in that certain January 29, 1999 Amendment No. 2 ("Amendment No. 2") to Form S-4 Registration Statement, Disclosure Statement and Proxy Statement - Prospectus for the Solicitation of Votes for the Prepackaged Plan of Reorganization of Zenith Electronics Corporation (as amended from time to time, the "Registration Statement/Disclosure Statement"). The Company, LGE, and the Consenting Holders are collectively referred to herein as the "Parties" and individually as a "Party."

                                   RECITALS

     WHEREAS, Zenith, LGE and the Consenting Holders have engaged in good faith negotiations with the objective of reaching an agreement with regard to restructuring the indebtedness outstanding under the Old Subordinated Debentures;

     WHEREAS, Zenith, LGE and the Consenting Holders now desire to implement a financial restructuring (the "Financial Restructuring") of Zenith substantially on the terms set forth in the Registration Statement/Disclosure Statement, but as modified pursuant to the terms of this Agreement and the Term Sheet attached as Exhibit A hereto (the "Term Sheet");

     WHEREAS, in order to implement the Financial Restructuring, Zenith intends, subject to the terms and conditions of this Agreement, to prepare and file (i) the Registration Statement/Disclosure Statement and (ii) a plan of reorganization (the "Prepackaged Plan") implementing the terms of the Financial Restructuring in a case (the "Chapter 11 Proceedings") filed under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"), and Zenith intends to use its reasonable best efforts to have such Registration Statement/Disclosure Statement approved and such Prepackaged Plan confirmed by the Bankruptcy Court for such U.S. Judicial District as may be selected by Zenith (so long as venue in such District is proper) (the "Bankruptcy Court"), in each case as expeditiously as possible under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules");

     WHEREAS, in order to facilitate the implementation of the Financial Restructuring, each of the Consenting Holders is prepared to commit, as set forth in more detail herein, during the period commencing on the date hereof and ending on the date a Termination Event (as defined herein) first occurs, and no longer (i) to forbear from exercising remedies in respect of the Old Subordinated Debentures and (ii) not to sell, transfer or assign any of the Old Subordinated Debentures except as permitted herein;

     WHEREAS, each of the Consenting Holders is prepared to commit, on the terms and subject to the conditions of this Agreement, to vote to accept a Prepackaged Plan that satisfies the Conditions (as defined herein).

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Zenith, LGE and the Consenting Holders hereby agree as follows:

     1. Forbearance. During the period commencing on the date hereof and ending on the date that a Termination Event first occurs, and no longer, each Consenting Holder hereby agrees to forebear (and agrees not to give any instructions to the trustee under the Old Subordinated Debenture Indenture inconsistent with such forbearance) from the exercise of any rights or remedies it may have under the Old Subordinated Debentures or the Old Subordinated Debenture Indenture (the "Existing Agreements"), applicable law or otherwise, with respect to any default in existence or arising under the Existing Agreements; provided, however, during such period, Zenith and LGE shall have
            --------  -------
continued to comply with their obligations under the terms and conditions of this Agreement. In the event that this Agreement shall terminate, each Consenting Holder shall have, and shall be entitled to exercise, each of its rights or remedies under the Existing Agreements and applicable law, as if this Agreement was never executed (and shall not be deemed to have waived any such rights or remedies by virtue of executing this Agreement).

     2. Voting. Each of the Consenting Holders represents that, as of the date hereof, it is the beneficial owner, and/or the investment adviser or manager for the beneficial owner (with the power to vote and dispose of Old Subordinated Debentures on behalf of such beneficial owner) of Old Subordinated Debentures set forth on the schedule attached to its signature page (for each such Party, the "Relevant Claims"). Each of the Consenting Holders agrees that, subject to the conditions (the "Conditions") that (i) the Registration Statement/Disclosure Statement shall have been declared effective by the Securities and Exchange Commission and/or approved by the Bankruptcy Court; (ii) the terms of the Prepackaged Plan and all documents attendant thereto, including, without limitation, the terms, financial instruments, and security documents (if any) to be provided to the holders of the Old Subordinated Debentures (collectively, the "Attendant Documents"), contained in such Registration Statement/Disclosure Statement relating to the Old Subordinated Debentures include and/or are consistent with the terms set forth in the Term Sheet; and (iii) except as may be modified pursuant to the terms of this Agreement, all other terms of the Prepackaged Plan shall be, in all material respects, the same as the terms contained in Amendment No. 2, or, any material changes shall be reasonably acceptable to the Consenting Holders, it shall timely vote (including instructing custodial agents to vote, as the case may be) its Relevant Claims (and not revoke or withdraw such vote except as permitted hereunder) to accept such Prepackaged Plan.

     3. Restriction on Transfer. Each of the Consenting Holders hereby agrees that, during the period commencing on the date hereof and ending on the date that a Termination Event first occurs, and no longer, it shall not sell, transfer or assign any of the Relevant Claims or any option thereon or any right or interest (voting or otherwise) therein, unless the transferee thereof agrees in writing to be bound by all the terms of this Agreement by executing a counterpart signature page of this Agreement and the transferor provides Zenith with a copy thereof, in which event Zenith shall be deemed to have acknowledged that its obligations to the Consenting Holders hereunder shall be deemed to constitute obligations in favor of such transferee, and Zenith shall confirm that acknowledgment in writing.

     4. Zenith Agreements. Zenith hereby agrees to use its reasonable best efforts to have the Registration Statement/Disclosure Statement declared effective by the Securities and Exchange Commission and/or approved by the Bankruptcy Court, and thereafter to take all reasonable steps necessary and desirable to obtain an order of the Bankruptcy Court confirming the Prepackaged Plan, in each case, as expeditiously as possible under the rules and regulations of the Securities and Exchange Commission, the Bankruptcy Code and the Bankruptcy Rules; provided, however, that notwithstanding anything contained
                  --------  -------
herein to the contrary, the commitments and obligations of the Parties hereunder shall not be affected or modified by the commencement of a voluntary or involuntary bankruptcy case prior to the completion of a solicitation of consents to the Prepackaged Plan.

     5. Support of the Plan. Zenith and LGE will use their reasonable best efforts to obtain confirmation of the Prepackaged Plan in accordance with the Bankruptcy Code as expeditiously as possible. The Consenting Holders will take all necessary and appropriate actions to support confirmation. No Consenting Holder shall (a) object to confirmation of a Prepackaged Plan that satisfies the Conditions or otherwise commence any proceeding to oppose or alter a Prepackaged Plan that satisfies the Conditions or any other reorganization documents containing terms that satisfy the Conditions, (b) vote for, consent to, support or participate in the formulation of any other plan of reorganization or liquidation proposed or filed or to be proposed or filed in any chapter 11 or chapter 7 case commenced in respect of the Company provided that Zenith files and is supporting a Prepackaged Plan that satisfies the Conditions, (c) directly or indirectly seek, solicit, support or encourage any other plan, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company or any of its subsidiaries that could reasonably be expected to prevent, delay or impede the successful restructuring of the Company as contemplated by the Prepackaged Plan, provided that the Prepackaged Plan satisfies the Conditions, (d) object to the Registration Statement/Disclosure Statement or the solicitation of consents to the Prepackaged Plan, provided that the Prepackaged Plan satisfies the Conditions, or (e) take any other action that is inconsistent with, or that would delay confirmation of, the Prepackaged Plan, provided that the Prepackaged Plan satisfies the Conditions.

     6. Acknowledgment. This Agreement is not and shall not be deemed to be a solicitation for consents to the Prepackaged Plan. The acceptances of the Consenting Holders will not be solicited until the Consenting Holders have received the Registration Statement/Disclosure Statement and related ballot.

     7. Termination of this Agreement and Consenting Holders' Obligations. Each Consenting Holder may terminate its obligations hereunder and rescind any vote on the Prepackaged Plan by such Consenting Holder (which vote shall be null and void and have no further force and effect) and this Agreement shall terminate if any of the following events (any such event, a "Termination Event") occurs: (i) a Prepackaged Plan that satisfies the Conditions has not been filed with the Bankruptcy Court on or prior to September 15, 1999; (ii) a Prepackaged Plan that satisfies the Conditions has not been confirmed by the Bankruptcy Court on or prior to December 31, 1999; (iii) Zenith or LGE withdraw (and do not promptly refile) from consideration by the Bankruptcy Court any Prepackaged Plan that satisfies the Conditions; (iv) Zenith or LGE file, propound or otherwise support any Prepackaged Plan or other plan of reorganization or liquidation that does not satisfy the Conditions; (v) the Prepackaged Plan is modified or replaced such that it (or any such replacement) at any time does not satisfy the Conditions or (vi) LGE shall not support the Prepackaged Plan.

     8. Good Faith Negotiation of New Subordinated Debentures. Zenith, LGE and each Consenting Holder hereby further covenants and agrees to negotiate the definitive documents relating to the New Subordinated Debentures in good faith. Zenith shall not terminate (or cause to be rejected) its fee agreements with Hebb & Gitlin, a Professional Corporation or Crossroads Capital Partners LLC (together, the "Advisors") prior to the earlier to occur of (i) a Termination Event or (ii) the date a Prepackaged Plan that satisfies the Conditions is confirmed by the Bankruptcy Court, becomes effective, and a final closing has occurred. In any event, so long as the Consenting Holders are in compliance with the terms of this Agreement, Zenith shall cause all amounts due to the Advisors to be received by them immediately prior to the commencement by Zenith of Chapter 11 Proceedings. The obligations of Zenith set forth in the immediately preceding sentence shall survive the termination of this Agreement.

     9. Releases. The Consenting Holders agree, provided that the Releases (as defined herein) are contained in a Prepackaged Plan that satisfies the Conditions (i) to grant the releases and exculpation provided in the Registration Statement/Disclosure Statement and Prepackaged Plan (the "Releases") (and to take such action as Zenith or LGE shall reasonably request to evidence such grant), (ii) not to object to the entry of an order by the Bankruptcy Court approving the Releases, and (iii) not to make any election with respect to the Relevant Claims not to grant the Releases. The Releases shall be null and void if a Prepackaged Plan that satisfies the Conditions is not confirmed by the Bankruptcy Court prior to the termination of this Agreement.

     10. Representations and Warranties. Zenith, LGE and each of the Consenting Holders, represents and warrants to each other the following statements are true, correct and complete as of the date hereof:

          (a) Corporate Power and Authority. It has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

          (b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or LLC action on its part.

          (c) No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its Certificate of Incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

          (d) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission and in connection with the commencement of the Chapter 11 Proceedings, the approval of the Registration Statement/Disclosure Statement and confirmation of the Prepackaged Plan.

          (e) Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

     11. Restructuring Agreement. Notwithstanding anything contained in this Agreement to the contrary, LGE's obligations, undertakings, representations and warranties hereunder are subject to the terms and conditions of the Restructuring Agreement.

     12. Further Acquisition of Securities. This Agreement shall in no way be construed to preclude the Consenting Holders from acquiring additional Claims. However, any such additional Claims so acquired shall automatically be deemed to be Relevant Claims and to be subject to the terms of this Agreement.

     13. Indemnification. (a) Zenith hereby agrees to indemnify and hold the Consenting Holders and their officers, directors, partners, agents, employees and advisors, and each of their respective successors and assigns, harmless from and against any and all claims, actions, suits, liabilities, and judgments, and costs and expenses directly related thereto (including reasonable costs of defense on an as-incurred basis), arising by reason of or resulting from the Consenting Holders' execution of this Agreement and performance of their obligations hereunder, but expressly excluding any liability, cost or expense arising from or related to the gross negligence, fraud or willful misconduct of the Consenting Holders. In the event that any of the Consenting Holders terminate their obligations under this Agreement in accordance with Section 7 hereof, the terms of this Section 13 shall survive, but solely for the period commencing from the date hereof through the date of such termination.

     (b) In the event that a third party commences any action to which any person (an "Indemnified Party") is entitled to indemnification under this Agreement, the Indemnified Party shall provide written notice of such commencement to Zenith. Zenith may, at its election and at its own expense and without limiting its obligation to indemnify the Indemnified Party, assume control of the defense of such action with counsel reasonably satisfactory to the Indemnified Party; provided, however, that if Zenith assumes control of the
                       --------  -------
defense, the Indemnified Party may retain separate counsel of its choice at its own cost and expense. The Indemnified Party will cooperate with Zenith in the defense of any such action. Zenith shall provide the other party with copies of all notices, pleadings, and other papers filed or received in connection with such action, and in no event shall either the Indemnified Party or Zenith consent or agree to a settlement of any such action without the prior written consent of the other; provided; however; that if Zenith obtains a settlement of
                      --------  -------
such action that includes an unconditional release of the Indemnified Party as to the claims set forth in such action, Zenith shall not require the consent of the Indemnified Party to settle such action.

     14. Amendments. This Agreement may not be modified, amended or supplemented except in writing signed by Zenith, LGE and each of the Consenting Holders.

     15. Disclosure. Unless required by applicable law or regulation, neither Zenith nor LGE shall disclose any Consenting Holder's holdings of Relevant Claims without the prior written consent of such Consenting Holder, and if such announcement or disclosure is so required by law or regulation, Zenith and LGE shall afford such Consenting Holder a reasonable opportunity to review and comment upon any such announcement or disclosure prior to such announcement or disclosure. The foregoing shall not prohibit Zenith and LGE from disclosing names of the Consenting Holders, the approximate aggregate holdings of Claims by the Consenting Holders as a group, or the existence and terms of this Agreement; provided, however, that any press release of Zenith naming the Consenting
--------  -------
Holders (individually or as an ad hoc committee) shall be acceptable to the Consenting Holders, such approval not to be unreasonably withheld, delayed or denied.

     16. Impact of Appointment to Creditors Committee. If an official committee of unsecured creditors or of holders of Old Subordinated Debentures is appointed by the United States Trustee in the Chapter 11 Proceedings, to the extent that any Consenting Holder wishes, in its sole and absolute discretion, to be appointed to any official committee of unsecured creditors or holders of Old Subordinated Debentures, Zenith and LGE shall cooperate with the Consenting Holders in seeking to cause the United States Trustee to appoint the Consenting Holders to be members of such official committee pursuant to Section 1102 of the Bankruptcy Code. Notwithstanding anything herein to the contrary, in the event that any Consenting Holder is appointed to and serves on a committee of creditors or holders of Old Subordinated Debentures in the Chapter 11 Proceedings, the terms of this Agreement shall not be construed so as to limit such Consenting Holder's exercise (in its sole and absolute discretion) of its fiduciary duties to any person arising from its service on such committee, and any such exercise (in the sole and absolute discretion of such Consenting Holder) of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement (but the fact of such service on such committee shall not otherwise affect the continuing validity or enforceability of this Agreement).

     17. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the U.S. District Court for the Northern District of Illinois. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to Illinois jurisdiction, upon the commencement of the Chapter 11 Proceedings, each of the Parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

     18. Specific Performance. It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

     19. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

     20. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of the Consenting Holders under this Agreement are, in all respects, several and not joint.

     21. Prior Negotiations. This Agreement and the Term Sheet supersede all prior negotiations with respect to the subject matter hereof.

     22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

     23. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof.

     24. Consideration. It is hereby acknowledged by the Parties hereto that no consideration shall be due or paid to the Consenting Holders for their agreement to vote to accept the Prepackaged Plan in accordance with the terms and conditions of this Agreement other than Zenith's agreement to use its reasonable best efforts to obtain approval of the Registration Statement/Disclosure Statement and to take all steps necessary and desirable to confirm the Prepackaged Plan in accordance with the terms and conditions of this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.


                                             ZENITH ELECTRONICS CORPORATION


                                             By: /s/ Edward J. McNulty
                                                --------------------------------
                                                Name: Edward J. McNulty
                                                Title: Senior Vice President and
                                                       Chief Financial Officer

                                             LG ELECTRONICS INC.

                                             By: /s/ John Koo
                                                --------------------------------
                                                Name: John Koo
                                                Title:

                                    LOOMIS SAYLES & COMPANY, L.P.
                                    By:  LOOMIS, SAYLES & COMPANY,
                                           INCORPORATED, ITS GENERAL PARTNER


                                    By: /s/ Thomas H. Day
                                       --------------------------------------
                                       Name: Thomas H. Day
                                       Title: Vice-President


                Old Subordinated Debentures Owned or Controlled
                -----------------------------------------------

                          $ 52,050,000    Face Amount

                                             MARINER LDC

                                   By: MARINER INVESTMENT GROUP, INC.


                                       By: /s/ C. Howe II
                                          ------------------------------------
                                          Name: C. Howe II
                                          Title: Treasurer


                                       CASPIAN CAPITAL PARTNERS, L.L.P.


                                       By: /s/ C. Howe II
                                          _______________________________
                                          Name: C. Howe II
                                          Title: Treasurer of G.P.

                Old Subordinated Debentures Owned or Controlled
                -----------------------------------------------

                 Caspian Capital Partners, L.P.    $1,683,500

                 Mariner LDC                       $1,992,500

                                   EXHIBIT A
                                   ---------

                                  TERM SHEET
                                  ----------

          In satisfaction of all amounts owed with respect to the Old Subordinated Debentures, the Company will issue New Subordinated Debentures ("New Subordinated Debentures") pursuant to an indenture (the "New Indenture") dated as of the Effective Date.

     Aggregate Principal Amount...........   $50 million

     Maturity Date........................   November 1, 2009

     Interest.............................   8.19% per annum, payable in cash
                                             semiannually

     Redemption...........................   may be redeemed at the option of the
                                             Company, at any time, in whole or in
                                             part, at par

     Conversion...........................   not convertible

     Ranking; Security....................   pari passu with the LGE New
                                             Restructured Senior Note; to the extent
                                             secured, the New Subordinated
                                             Debentures receive a silent lien or inter-
                                             creditor agreement to share collateral
                                             (other than the leveraged lease assets)
                                             upon liquidation of the Company

     Sinking Fund.........................   none

     Events of Default....................   same as Old Subordinated Debenture
                                             Indenture

     Remedies.............................   same as Old Subordinated Debenture
                                             Indenture

     Covenants............................   same as Old Subordinated Debenture
                                             Indenture

     Releases.............................   each holder of Old Subordinated
                                             Debentures shall grant the releases
                                             provided in the Registration
                                             Statement/Disclosure Statement unless
                                             such holder affirmatively indicates its
                                             determination not to grant such releases
                                             on its respective ballot; LGE's
                                             commitment contingent on not more
                                             than 5% of holders electing not to grant
                                             releases

     Other Terms..........................   provisions in favour of the Consenting
                                             Holders and their professional advisors
                                             from the Company relating to
                                             indemnification (on the terms set forth
                                             in the Agreement), releases,
                                             exculpation, pre and post-petition
                                             professional advisor fees (whether in
                                             the context of committee or individual
                                             bondholder representation) and
                                             expenses

     Co-Terminus..........................   the Maturity Date of the LGE New
                                             Restructured Senior Note shall be
                                             co-terminus with the Maturity Date of
                                             the New Subordinated Debentures